Exhibit 99.1

            RESOURCES CONNECTION, INC. REPORTS SECOND QUARTER RESULTS

   SECOND QUARTER REVENUE SOARS 85% AND EARNINGS PER SHARE TRIPLE QUARTER OVER
                                     QUARTER

    COSTA MESA, Calif., Dec. 22 /PRNewswire-FirstCall/ -- Resources Connection, Inc. (Nasdaq: RECN), an international professional services firm that provides accounting and finance, human capital, information management, supply chain management and internal audit/risk management services on a project basis, today announced financial results for the quarter ended November 30, 2004.

    Total revenue for the second quarter of fiscal 2005 improved 85% to $137.0 million from $74.0 million for the same quarter in fiscal 2004, and 19% from the previous quarter. Net income for the quarter ended November 30, 2004, was $15.6 million, or $0.62 per diluted share, compared to net income of $4.4 million, or $0.19 per diluted share, in the November 2003 quarter.

    For the first six months of fiscal 2005, revenue grew 89% to $252.4 million compared to $133.6 million for the six-month period in the prior year. Net income for the six months ended November 30, 2004 was $27.2 million, or $1.09 per diluted share versus $7.8 million, or $0.33 per diluted share, in the prior year period.

    "We are pleased with our growth and operational performance," said Chairman and CEO Donald Murray. "We experienced strong demand for our services globally, particularly within our finance and accounting, Resources Audit Solutions and information management practices. Our ability to service multi-national clients on a broad-based, global scale is expanding and contributes to our growing reputation as a trusted partner to companies responding to changing market dynamics."

    ABOUT RESOURCES CONNECTION
    Resources Connection, Inc. is an international professional services firm that provides accounting and finance, human capital, information management, supply chain management and internal audit/risk management services on a project basis. The Company was originated as part of Deloitte in North America. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte Touche Tohmatsu Australia and Deloitte Touche Tohmatsu Taiwan. Resources Connection today is completely independent, autonomous and publicly traded on NASDAQ. In addition to its project professional services, Resources Connection has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.

    Headquartered in Costa Mesa, California, the company operates from more than 60 worldwide offices. The U.S. client portfolio boasts more than 30 of the Fortune 50 companies. The company was recently named to Forbes Best 200 Small Companies list for the third consecutive year. More information about the company is available at http://www.resourcesconnection.com.

    Resources Connection will hold a conference call for interested analysts and investors at 5:00 pm, EST today, December 22, 2004. This conference call will be available for listening via a webcast on the Company's Internet web site, at http://www.resourcesconnection.com/.

    Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in Resources Connection's Form 10-K for the year ended May 31, 2004 and Form 10-Q for the quarter ended August 31, 2004 (File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.

                           RESOURCES CONNECTION, INC.
                              SUMMARY OF OPERATIONS
                    (in thousands, except per share amounts)

                                 Quarter Ended            Six Months Ended
                                  November 30,              November 30,
                             ----------------------    ----------------------
                                2004         2003         2004         2003
                             ---------    ---------    ---------    ---------
                                   (unaudited)               (unaudited)

Revenue                      $ 137,027    $  74,016    $ 252,428    $ 133,557

Direct costs of services        81,851       45,420      151,785       81,475

Gross profit                    55,176       28,596      100,643       52,082

Selling, general and
 administrative expenses        28,170       20,471       53,351       37,700

Operating income                27,006        8,125       47,292       14,382

Amortization of intangible
 assets                            411          392          822          698

Depreciation expense               567          433        1,110          820

Interest income                   (411)        (103)        (715)        (275)

Income before provision
 for income taxes               26,439        7,403       46,075       13,139

Provision for income taxes      10,840        2,998       18,891        5,321

Net income                   $  15,599    $   4,405    $  27,184    $   7,818

Diluted net income per
 share                       $    0.62    $    0.19    $    1.09    $    0.33

Diluted shares                  25,109       23,622       25,044       23,618

                           RESOURCES CONNECTION, INC.
                       SELECTED BALANCE SHEET INFORMATION
                                 (in thousands)

                                           November 30,     May 31,
                                              2004           2004
                                           ------------   ----------
                                           (unaudited)
    Cash, cash equivalents and long-term
     marketable securities                 $     98,460   $   69,839
    Accounts receivable, less allowances   $     71,927   $   59,766
    Total assets                           $    270,192   $  226,263
    Current liabilities                    $     51,799   $   41,241
    Total stockholders' equity             $    213,756   $  180,334

SOURCE  Resources Connection, Inc.
    -0-                             12/22/2004
    /CONTACT: Stephen Giusto, Chief Financial Officer of Resources Connection, Inc., +1-714-430-6500, steve.giusto@resources-us.com/
    /Web site:  http://www.resourcesconnection.com/